PRESS RELEASE
COMCAST REPORTS 1st QUARTER 2021 RESULTS
PHILADELPHIA - April 29, 2021… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2021.
“We are off to a great start in 2021. Our entire company performed well across the board, highlighted by another strong performance from cable, which posted its third consecutive quarter of double-digit Adjusted EBITDA growth, while adding the most quarterly customer relationships in our company’s history. Outside of cable, I was also very pleased by the persistent recovery and increasing momentum at NBCUniversal and Sky. Our theme parks once again reached breakeven, excluding Universal Beijing Resort pre-opening costs; and – to the delight of our guests – we successfully re-opened Universal Studios Hollywood on April 16th. At Sky, customer relationship additions increased by 221,000, marking the best first quarter result in six years despite the lockdowns imposed throughout Europe. Across all parts of the company, our teams are executing at a high level and collaborating to drive growth and innovation, and I couldn’t be more excited about our future," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	1st Quarter
Consolidated Results	2021	2020	Change

Revenue	$27,205	$26,609	2.2%
Net Income Attributable to Comcast	$3,329	$2,147	55.1%
Adjusted Net Income[1]	$3,529	$3,266	8.1%
Adjusted EBITDA[2]	$8,413	$8,130	3.5%
Earnings per Share[3]	$0.71	$0.46	54.3%
Adjusted Earnings per Share[1]	$0.76	$0.71	7.0%
Net Cash Provided by Operating Activities	$7,751	$5,824	33.1%
Free Cash Flow[4]	$5,280	$3,325	58.8%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
1st Quarter 2021 Highlights:
•Consolidated Adjusted EBITDA Increased 3.5%; Adjusted EPS Increased 7.0% to $0.76; Generated Free Cash Flow of $5.3 Billion
•Total Customer Relationships Across Cable Communications and Sky Increased 3.3% Year-Over-Year to 56.9 Million, Including Net Additions of 602,000 in the Quarter
•Cable Communications Total Customer Relationship Net Additions Were 380,000, the Best First Quarter Result on Record; Total Broadband Customer Net Additions Were 461,000
•Cable Communications Adjusted EBITDA Increased 12.4% and Adjusted EBITDA per Customer Relationship Increased 7.0%
•Cable Communications’ Wireless Business Reached Breakeven for the First Time Since Launch in 2017; Total Customer Line Net Additions Were 278,000, the Best Quarterly Result on Record
•Marked the 10 Year Anniversary of Cable Communications’ Internet Essentials Program and Continued to Invest in Lift Zones, Comcast Rise, and Other Important Programs That Help Close the Digital Divide and Increase Equity in the Communities in Which We Serve
•Theme Parks Reached Breakeven for the Second Consecutive Quarter Excluding Universal Beijing Resort Pre-Opening Costs
•Peacock Has 42 Million Sign-Ups to Date Across the U.S., Benefiting from the Recent Addition of Exclusive Domestic Streaming Rights to WWE Network and The Office
•Sky Launched ‘Sky Connect’ to Provide Small Businesses in the U.K. with a Better Broadband Experience; Utilized Cable Communications’ Award-Winning Portfolio of Solutions and Services in the U.S.
•Amid Renewed Lock-Downs in Europe During the Quarter, Sky Total Customer Relationships Increased by 221,000 to 23.4 Million, the Best First Quarter Result in Six Years; Revenue Increased 10.6%, or 2.0% On a Constant Currency Basis, Led by Growth in Our U.K. Market

Consolidated Financial Results
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Revenue for the first quarter of 2021 increased 2.2% to $27.2 billion. Net Income Attributable to Comcast increased 55.1% to $3.3 billion. Adjusted Net Income increased 8.1% to $3.5 billion. Adjusted EBITDA increased 3.5% to $8.4 billion.

Earnings per Share (EPS) for the first quarter of 2021 was $0.71, an increase of 54.3% compared to the first quarter of 2020. Adjusted EPS increased 7.0% to $0.76.

Capital Expenditures decreased 1.2% to $1.9 billion in the first quarter of 2021. Cable Communications’ capital expenditures increased 8.0% to $1.4 billion. NBCUniversal’s capital expenditures decreased 54.4% to $172 million. Sky's capital expenditures increased 37.6% to $271 million.

Net Cash Provided by Operating Activities was $7.8 billion in the first quarter of 2021. Free Cash Flow was $5.3 billion.

Dividends paid during the first quarter of 2021 totaled $1.1 billion.

Cable Communications

($ in millions)
	1st Quarter
	2021	2020	Change
Cable Communications Revenue
Broadband	$5,600	$5,001	12.0%
Video	5,623	5,632	(0.2%)
Voice	871	899	(3.1%)
Wireless	513	343	49.7%
Business Services	2,167	2,043	6.1%
Advertising	618	557	10.8%
Other	413	443	(6.7%)
Cable Communications Revenue	$15,805	$14,918	5.9%

Cable Communications Adjusted EBITDA	$6,830	$6,076	12.4%
Adjusted EBITDA Margin	43.2%	40.7%

Cable Communications Capital Expenditures	$1,370	$1,269	8.0%
Percent of Cable Communications Revenue	8.7%	8.5%

Revenue for Cable Communications increased 5.9% to $15.8 billion in the first quarter of 2021, driven by increases in broadband, wireless, business services and advertising revenue, partially offset by decreases in other and voice revenue. Broadband revenue increased 12.0% due to an increase in the number of residential broadband customers and an increase in average rates. Wireless revenue increased 49.7% due to an increase in the number of customer lines and an increase in device sales. Business services revenue increased 6.1%, reflecting an increase in average rates and an increase in the number of customers receiving our services. Advertising revenue increased 10.8%, primarily reflecting higher revenue from our advanced advertising businesses and from recent acquisitions. Excluding political advertising revenue, advertising revenue increased 13.3%. Voice revenue decreased 3.1%, primarily reflecting a decrease in the number of residential voice customers. Other revenue decreased 6.7%, primarily reflecting lower revenue from our security and automation services and a decrease in certain billing and collection fees. Video revenue was consistent with the prior year period, reflecting a decrease in the number of residential video customers offset by an increase in average rates.

Total Customer Relationships increased by 380,000 to 33.5 million in the first quarter of 2021. Residential customer relationships increased by nearly 370,000 and business customer relationships increased by nearly 11,000. Total broadband customer net additions were 461,000, total video customer net losses were 491,000 and total voice customer net losses were 106,000. In addition, Cable Communications added 278,000 wireless lines in the quarter.

(in thousands)
			Net Additions
	1Q21	1Q20[5]	1Q21	1Q20
Customer Relationships
Residential Customer Relationships	31,062	29,483	370	360
Business Services Customer Relationships	2,437	2,408	11	11
Total Customer Relationships	33,499	31,891	380	371

Residential Customer Relationships Mix
One Product Residential Customers	12,997	10,775	589	554
Two Product Residential Customers	8,645	8,848	(89)	(75)
Three or More Product Residential Customers	9,420	9,860	(130)	(119)

Residential Broadband Customers	28,774	26,854	448	466
Business Services Broadband Customers	2,261	2,226	12	11
Total Broadband Customers	31,034	29,080	461	477

Residential Video Customers	18,590	19,900	(404)	(388)
Business Services Video Customers	765	944	(87)	(22)
Total Video Customers	19,355	20,845	(491)	(409)

Residential Voice Customers	9,533	9,840	(112)	(94)
Business Services Voice Customers	1,363	1,347	6	5
Total Voice Customers	10,896	11,187	(106)	(89)

Total Wireless Lines	3,103	2,267	278	216

Adjusted EBITDA for Cable Communications increased 12.4% to $6.8 billion in the first quarter of 2021, reflecting higher revenue, partially offset by a 1.5% increase in operating expenses. Programming costs increased 5.5%, reflecting the timing of contract renewals, partially offset by a decline in the number of video subscribers. Non-programming expenses decreased 1.1%, primarily reflecting lower other expenses, advertising, marketing and promotion expenses and customer service expenses, partially offset by higher franchise and regulatory fees. Non-programming expenses per customer relationship decreased 5.9%. Adjusted EBITDA per customer relationship increased 7.0%, and Adjusted EBITDA margin was 43.2% compared to 40.7% in the first quarter of 2020. Cable Communications results include Adjusted EBITDA6 of $6 million from our wireless business, compared to a loss of $59 million in the prior year period.

Capital Expenditures for Cable Communications increased 8.0% to $1.4 billion in the first quarter of 2021, primarily reflecting increased investment in scalable infrastructure. Cable capital expenditures represented 8.7% of Cable revenue in the first quarter of 2021 compared to 8.5% in last year's first quarter.

NBCUniversal

($ in millions)
	1st Quarter
	2021	2020	Change
NBCUniversal Revenue
Media	$5,036	$4,878	3.2%
Studios	2,396	2,409	(0.6%)
Theme Parks	619	925	(33.1%)
Headquarters and other	16	9	85.9%
Eliminations	(1,043)	(492)	(111.5%)
NBCUniversal Revenue	$7,024	$7,729	(9.1%)

NBCUniversal Adjusted EBITDA
Media	$1,473	$1,529	(3.7%)
Studios	497	300	65.7%
Theme Parks	(61)	87	(170.9%)
Headquarters and other	(209)	(221)	5.7%
Eliminations	(210)	(6)	NM
NBCUniversal Adjusted EBITDA	$1,490	$1,689	(11.8%)
NM=comparison not meaningful.

Beginning in the first quarter of 2021, the operations of Peacock, which were previously reported in Corporate and Other, will now be included with NBCUniversal results and the operations of NBCUniversal will now be presented in three reportable business segments: Media, Studios and Theme Parks. Prior periods have been adjusted to reflect this presentation.

Revenue for NBCUniversal decreased 9.1% to $7.0 billion in the first quarter of 2021. Adjusted EBITDA decreased 11.8% to $1.5 billion.

Media
Media revenue increased 3.2% to $5.0 billion in the first quarter of 2021, reflecting higher distribution revenue and other revenue, partially offset by lower advertising revenue. Distribution revenue increased 9.1%, driven by contractual rate increases, partially offset by a decline in subscribers. Other revenue increased 5.3% due to an increase in revenue from our digital properties. Advertising revenue decreased 3.4%, reflecting ratings declines, partially offset by higher pricing and sports volume, as well as advertising revenue from Peacock, which had not yet launched in the prior year period. Adjusted EBITDA decreased 3.7% to $1.5 billion in the first quarter of 2021, reflecting higher revenue, more than offset by higher programming and production expenses primarily driven by amortization of content at Peacock. Media results include $91 million of revenue and an Adjusted EBITDA6 loss of $277 million related to Peacock, compared to a loss of $59 million in the prior year period.

Studios
Studios revenue decreased 0.6% to $2.4 billion in the first quarter of 2021, primarily reflecting lower theatrical revenue, offset by higher content licensing revenue. Theatrical revenue decreased 87.7%, primarily driven by the deferral of theatrical releases as a result of theater closures and theaters operating at reduced capacity due to COVID-19. Content licensing revenue increased 14.1%, primarily due to a new licensing agreement for content that became exclusively available for streaming on Peacock during the quarter. Adjusted EBITDA increased 65.7% to $497 million in the first quarter of 2021, reflecting lower revenue, more than offset by lower operating costs. The decrease in operating costs was primarily driven by lower advertising, marketing and promotion expenses, partially offset by higher programming and production expenses. The decrease in advertising, marketing and promotion expenses was primarily due to a reduced number of theatrical releases compared to the prior year period as a result of COVID-19. The higher programming and production expenses were primarily driven by costs associated with the new licensing agreement with Peacock during the quarter, partially offset by lower amortization associated with theatrical releases in the current period.

Theme Parks
Theme Parks revenue decreased 33.1% to $619 million in the first quarter of 2021, primarily due to Universal Orlando Resort and Universal Studios Japan operating at limited capacity, while Universal Studios Hollywood remained closed during the quarter as a result of COVID-19. Theme Parks Adjusted EBITDA loss was $61 million in the first quarter of 2021, which included pre-opening costs related to Universal Beijing Resort.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss was $209 million compared to a loss of $221 million in the first quarter of 2020.

Eliminations
Eliminations reflect the accounting for transactions among the NBCUniversal segments. Revenue eliminations for the quarter ended March 31, 2021 were $1.0 billion compared to $492 million in 2020, and Adjusted EBITDA eliminations were $210 million compared to $6 million in 2020. The year-over-year changes were primarily driven by the licensing of content by the Studios segment to Peacock in the Media segment.

Sky

($ in millions)
	1st Quarter
	2021	2020	Change	Constant Currency Change[7]
Sky Revenue
Direct-to-Consumer	$4,065	$3,679	10.5%	1.8%
Content	358	325	10.3%	1.7%
Advertising	574	513	11.9%	3.4%
Sky Revenue	$4,997	$4,517	10.6%	2.0%

Sky Operating Costs and Expenses	$4,633	$3,966	16.8%	7.8%

Sky Adjusted EBITDA	$364	$551	(33.9%)	(39.6%)
Adjusted EBITDA Margin	7.3%	12.2%

Revenue for Sky increased 10.6% to $5.0 billion in the first quarter of 2021. Excluding the impact of currency, revenue increased 2.0%, reflecting higher direct-to-consumer revenue, advertising revenue and content revenue. Direct-to-consumer revenue increased 1.8% to $4.1 billion, driven by increases in average revenue per customer relationship and customer relationships. Advertising revenue increased 3.4% to $574 million, due to higher advanced advertising revenue in the U.K. Content revenue increased 1.7% to $358 million, primarily due to higher wholesale revenue from sports programming.

Total Customer Relationships increased by 221,000 to 23.4 million in the first quarter of 2021.

(in thousands)
	Customers		Net Additions
	1Q21	1Q20[8]	1Q21	1Q20
Total Customer Relationships	23,446	23,216	221	(65)

Adjusted EBITDA for Sky decreased 33.9% to $364 million in the first quarter of 2021. Excluding the impact of currency, Adjusted EBITDA decreased 39.6%, reflecting higher revenue and lower other expenses driven by decreases in personnel-related costs, more than offset by higher programming and production expenses and direct network costs. The increase in programming and production expenses primarily reflects higher sports programming costs due to an increase in the number of sporting events in the current period. The increase in direct network costs was driven by higher costs associated with growth in Sky’s residential mobile and broadband businesses.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations and Comcast Spectacor. Revenue for the quarter ended March 31, 2021 was $89 million compared to $120 million in 2020. Corporate and Other Adjusted EBITDA loss was $281 million compared to a loss of $193 million in 2020, reflecting the impact of COVID-19 on Spectacor operations.

Eliminations
Eliminations reflect the accounting for transactions between Cable Communications, NBCUniversal, Sky and Corporate and Other. Revenue eliminations for the quarter ended March 31, 2021 were $710 million compared to $675 million in 2020, and Adjusted EBITDA eliminations were a benefit of $10 million compared to a benefit of $7 million in 2020.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5In the first quarter of 2021, we updated Cable Communications' total residential customer relationships and broadband customers due to a conforming change to methodology resulting in a reduction of approximately 26,000 customers. There was no impact to net additions and prior periods have been recast on a comparable basis.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock and the wireless business within Cable Communications. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
7Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.

8In the first quarter of 2021, we implemented conforming changes in the methodology for counting commercial customer relationships in Italy and Germany, which are now counted on a consistent basis with customers in the United Kingdom. The change resulted in a reduction in Sky’s total customer relationships of 714,000 as of December 31, 2020. The impact of the change in methodology to customer relationship net additions for any period was not material. For comparative purposes, we have recast Sky’s historical total customer relationships to reflect this adjustment.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, April 29, 2021 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 5168008. A replay of the call will be available starting at 12:00 p.m. ET on April 29, 2021, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, May 6, 2021 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 5168008.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on broadband, aggregation, and streaming with over 56 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2021	2020
Revenue	$27,205	$26,609

Costs and expenses
Programming and production	8,919	8,301
Other operating and administrative	8,269	8,254
Advertising, marketing and promotion	1,616	1,938
Depreciation	2,117	2,107
Amortization	1,245	1,157
	22,166	21,757

Operating income	5,039	4,852

Interest expense	(1,018)	(1,212)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	136	(668)
Realized and unrealized gains (losses) on equity securities, net	237	(58)
Other income (loss), net	17	10
	390	(716)

Income before income taxes	4,411	2,924

Income tax expense	(1,119)	(700)

Net income	3,292	2,224

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(37)	77

Net income attributable to Comcast Corporation	$3,329	$2,147

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.71	$0.46

Diluted weighted-average number of common shares	4,665	4,617

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2021	2020

OPERATING ACTIVITIES
Net income	$3,292	$2,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,362	3,264
Share-based compensation	373	298
Noncash interest expense (income), net	62	227
Net (gain) loss on investment activity and other	(239)	791
Deferred income taxes	28	(120)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	554	198
Film and television costs, net	393	3
Accounts payable and accrued expenses related to trade creditors	(198)	(727)
Other operating assets and liabilities	124	(334)

Net cash provided by operating activities	7,751	5,824

INVESTING ACTIVITIES
Capital expenditures	(1,859)	(1,881)
Cash paid for intangible assets	(612)	(618)
Construction of Universal Beijing Resort	(428)	(371)
Acquisitions, net of cash acquired	(147)	(194)
Proceeds from sales of businesses and investments	388	17
Purchases of investments	(52)	(69)
Other	98	15

Net cash provided by (used in) investing activities	(2,612)	(3,101)

FINANCING ACTIVITIES
Proceeds from borrowings	192	9,281
Repurchases and repayments of debt	(124)	(7,439)
Repurchases of common stock under employee plans	(309)	(233)
Dividends paid	(1,080)	(977)
Other	(577)	(258)

Net cash provided by (used in) financing activities	(1,898)	374

Impact of foreign currency on cash, cash equivalents and restricted cash	(33)	(77)

Increase (decrease) in cash, cash equivalents and restricted cash	3,208	3,020

Cash, cash equivalents and restricted cash, beginning of period	11,768	5,589

Cash, cash equivalents and restricted cash, end of period	$14,976	$8,609

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	March 31,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and cash equivalents	$14,950	$11,740
Receivables, net	10,986	11,466
Other current assets	3,502	3,535
Total current assets	29,438	26,741

Film and television costs	12,983	13,340

Investments	7,889	7,820

Investment securing collateralized obligation	487	447

Property and equipment, net	52,317	51,995

Goodwill	70,106	70,669

Franchise rights	59,365	59,365

Other intangible assets, net	34,861	35,389

Other noncurrent assets, net	11,065	8,103

	$278,511	$273,869

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,148	$11,364
Accrued participations and residuals	1,619	1,706
Deferred revenue	3,376	2,963
Accrued expenses and other current liabilities	9,891	9,617
Current portion of long-term debt	4,777	3,146
Total current liabilities	30,811	28,796

Long-term debt, less current portion	98,936	100,614

Collateralized obligation	5,168	5,168

Deferred income taxes	28,260	28,051

Other noncurrent liabilities	20,690	18,222

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	546	1,280

Equity
Comcast Corporation shareholders' equity	92,575	90,323
Noncontrolling interests	1,525	1,415
Total equity	94,100	91,738

	$278,511	$273,869

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,

(in millions)	2021	2020
Net income attributable to Comcast Corporation	$3,329	$2,147
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(37)	77
Income tax expense	1,119	700
Interest expense	1,018	1,212
Investment and other (income) loss, net	(390)	716
Depreciation and amortization	3,362	3,264
Adjustments (1)	12	14
Adjusted EBITDA	$8,413	$8,130

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2021	2020
Net cash provided by operating activities	$7,751	$5,824
Capital expenditures	(1,859)	(1,881)
Cash paid for capitalized software and other intangible assets	(612)	(618)
Free Cash Flow	$5,280	$3,325

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2021	2020
Adjusted EBITDA	$8,413	$8,130
Capital expenditures	(1,859)	(1,881)
Cash paid for capitalized software and other intangible assets	(612)	(618)
Cash interest expense	(911)	(991)
Cash taxes	(87)	(281)
Changes in operating assets and liabilities	(176)	(1,393)
Noncash share-based compensation	373	298
Other (2)	139	61
Free Cash Flow	$5,280	$3,325

(1)
1st quarter 2021 and 2020 Adjusted EBITDA exclude $12 million and $14 million of other operating and administrative expense, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities.

(2)	1st quarter 2021 and 2020 include decreases of $12 million and $14 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended March 31,

	2021		2020
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,329	$0.71	$2,147	$0.46
Change	55.1%	54.3%

Amortization of acquisition-related intangible assets (1)	477	0.11	458	0.10
Investments (2)	(287)	(0.06)	544	0.13
Items affecting period-over-period comparability:
Loss on early redemption of debt (3)	—	—	106	0.02
Costs related to Sky transaction (4)	10	—	11	—

Adjusted Net income and Adjusted EPS	$3,529	$0.76	$3,266	$0.71
Change	8.1%	7.0%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended March 31,
	2021	2020
Amortization of acquisition-related intangible assets before income taxes	$592	$575
Amortization of acquisition-related intangible assets, net of tax	$477	$458
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu.

	Three Months Ended March 31,
	2021	2020
Realized and unrealized (gains) losses on equity securities, net	($237)	$58
Equity in net (income) losses of investees, net	(133)	663
Investments before income taxes	(370)	721
Investments, net of tax	($287)	$544
(3)1st quarter 2020 net income attributable to Comcast Corporation includes $140 million of interest expense, $106 million net of tax, resulting from the early redemption of debt.
(4)1st quarter 2021 and 2020 net income attributable to Comcast Corporation includes $12 million and $14 million of operating costs and expenses, $10 million and $11 million net of tax, respectively, related to the Sky transaction.
Note: Minor differences may exist due to rounding.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended March 31,

(in millions)	2021	2020(1)	Change

Direct-to-Consumer	$4,065	$3,993	1.8%
Content	358	352	1.7%
Advertising	574	555	3.4%
Revenue	$4,997	$4,900	2.0%

Operating costs and expenses	$4,633	$4,298	7.8%

Adjusted EBITDA	$364	$602	(39.6%)

(1)2020 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.
Note: Minor differences may exist due to rounding.